                                 Sales Agreement

                                     Between

                             Penn Series Funds, Inc.

                                       and

                     The Penn Mutual Life Insurance Company

                                       for

                       Penn Mutual Variable Life Account I








                                   May 1, 1997

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         Agreement made as of the 1st day of May, 1997, between Penn Series
Funds, Inc., a Maryland Corporation ("Penn Series") and The Penn Mutual Life Insurance Company, a Pennsylvania corporation ("Penn Mutual").

         WHEREAS, Penn Series is engaged in business as a diversified open-end management investment company and is registered as such under the Investment Company Act of 1940;

         WHEREAS, Penn Mutual is engaged in the business of issuing life insurance policies and annuity contracts and as part of that business has established a separate account known as Penn Mutual Variable Life Account I (the "Separate Account") for the purposes of segregating assets for certain variable life insurance policies;

         WHEREAS, Penn Series desires to sell to Penn Mutual for the Separate Account separate classes of shares of common stock that participate in separate investment funds and Penn Mutual desires to purchase such shares for the Separate Account.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:

         1. Subject to and in accordance with the applicable law, Penn Series will sell to Penn Mutual for the Separate Account shares of the following classes of Common Stock, par value $.10 per share ("Shares"), at such times and in such amounts as Penn Mutual shall specify:

                  Penn Series Growth Equity Fund Common Stock
                  Penn Series Value Equity Fund Common Stock
                  Penn Series Small Capitalization Fund
                  Penn Series Emerging Growth Fund
                  Penn Series Flexibly Managed Fund Common Stock
                  Penn Series International Equity Fund Common Stock Penn Series Quality Bond Fund Common Stock
                  Penn Series High Yield Bond Fund Common Stock
                  Penn Series Money Market Fund Common Stock

         2. The price per Share shall be equal to the net asset value of the Share as determined form time to time in accordance with the Investment Company Act of 1940 and as described in the prospectus of Penn Series in effect under the Securities Act of 1933 at the time of the sale of such Share.

         3. No commission or other fee shall be charged or paid to any person or entity in connection with the sale of Shares to Penn Mutual for the Separate Account.

         4. Penn Mutual will pay cash for the Shares.

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         5. Penn Mutual shall not purchase Shares with the view to distribution of such Shares.

         6. Penn Series will provide Penn Mutual with copies of the then current prospectus and statement of additional information of Penn series and copies of all other periodic reports, proxy materials and all other stockholder communications of a general nature as may be necessary for the sale and maintenance of variable annuity contracts issued by Penn Mutual and funded in whole or in part through the Separate Account.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first written above.





                                                PENN SERIES FUNDS, INC.



Attest:________________________                  By_____________________________
       Assistant Secretary                         James B. McElwain
                                                   Executive Vice President



                                                 THE PENN MUTUAL LIFE
                                                 INSURANCE COMPANY



Attest:________________________                  By_____________________________
       Secretary                                   Richard F. Plush
                                                   Vice President



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